           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 5, 1996

                                U.S.$86,250,000
              6.50% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2003

     This Prospectus Supplement supplements the Prospectus dated November 5, 1996 (as supplemented, the "Prospectus") relating to the offering for resale of the 6.50% Convertible Subordinated Notes (the "Notes") issued under an Indenture, dated May 7, 1996, between North American Vaccine, Inc. (the "Company") and Marine Midland Bank, as Trustee (the "Trustee"), and the shares of common stock, no par value ("Common Shares"), of the Company issuable upon conversion of the Notes. The Notes were issued and sold (the "Original Offering") on May 7, 1996 (the "Original Offering Date") to the Underwriters (as defined) and were simultaneously sold by the Underwriters, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Underwriters to be qualified institutional buyers as defined in Rule 144A under the Securities Act, to a limited number of institutional investors that are accredited investors within the meaning of Rule 501(a) under the Securities Act and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

     The Notes and the Common Shares issuable upon conversion of the Notes (the "Offered Securities") may be offered and sold from time to time by the holders of the Offered Securities or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to the Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in a supplement to the Prospectus. The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Securities. The Selling Holders and any broker/dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Notes are convertible into Common Shares at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $24.858 per share (equivalent to a conversion rate of 40.2293 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. On April 2, 1997, the last reported sale price of the Common Shares, which are listed on the American Stock Exchange ("AMEX") under the symbol "NVX," was $19 1/2 per share. For a detailed description of the Notes, including the payment of interest, redemption and subordination, see "Description of Notes" in the Prospectus.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 7 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 4, 1997.

                                SELLING HOLDERS

     The Notes were originally issued by the Company and sold by Goldman Sachs International and UBS Securities LLC (the "Underwriters"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Underwriters to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to a limited number of institutional investors that are accredited investors within the meaning of Rule 501(a) of the Securities Act, or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to the Prospectus any or all of the Notes and Common Shares issued upon conversion of the Notes. The term Selling Holder includes the holders listed herein and in any additional Prospectus Supplement and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors. Any such additional Prospectus Supplement will contain certain information with respect to the Selling Holders and the respective aggregate principal amount of Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus. Such information will be obtained from the Selling Holders and the Trustee.

     The following table sets forth, as of a recent practicable date, certain information with respect to the Selling Holders and the respective principal amounts of Offered Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus. Such information has been obtained from the Selling Holders.

                                                   PRINCIPAL
                                                   AMOUNT OF    COMMON SHARES
                                     PRINCIPAL       NOTES       OWNED PRIOR    COMMON SHARES
                                     AMOUNT OF      OFFERED          TO            OFFERED
      NAME OF SELLING HOLDER        NOTES OWNED     HEREBY       OFFERING(1)      HEREBY(2)
----------------------------------  -----------   -----------   -------------   -------------
Catholic Mutual Relief Society of
  America.........................  $   100,000   $   100,000         4,022           4,022
Catholic Mutual Relief Society of
  America Retirement Plan and
  Trust...........................      150,000       150,000         6,034           6,034
ZaZove Convertible Fund, L.P......      500,000       500,000        20,114          20,114
Lincoln National Life Insurance...    5,605,000     5,605,000       225,480         225,480
Lincoln National Convertible
  Securities Fund.................    2,460,000     2,460,000        98,962          98,962
Weirton Trust.....................      670,000       670,000        26,953          26,953
United National Insurance
  Company.........................      115,000       115,000         4,626           4,626
Julius Baer Securities Inc.
  on Behalf of Premier Global
  Yield
  Plus Fund.......................      400,000       400,000        16,091          16,091
Boston Harbor Trust Co., N.A......      350,000       350,000        14,079          14,079
Och-Ziff Capital Management,
  L.P.............................      600,000       600,000        63,937          24,137
Declaration of Trust for the
  Defined Benefit Plan of ZENECA
  Holdings Inc....................      640,000       640,000        25,746          25,746
Thermo Electron Balanced
  Investment Fund.................      875,000       875,000        35,200          35,200
Hillside Capital Incorporated
  Corporate Account...............      350,000       350,000        14,080          14,080
Declaration of Trust for the
  Defined Benefit Plan of ICI
  American Holdings Inc...........      950,000       950,000        38,217          38,217
Delaware State Employees'
  Retirement Fund.................    3,290,000     3,290,000       132,352         132,352
General Motors Employees Domestic
  Group Trust.....................    8,900,000     8,900,000       358,034         358,034

                                                   PRINCIPAL
                                                   AMOUNT OF    COMMON SHARES
                                     PRINCIPAL       NOTES       OWNED PRIOR    COMMON SHARES
                                     AMOUNT OF      OFFERED          TO            OFFERED
      NAME OF SELLING HOLDER        NOTES OWNED     HEREBY       OFFERING(1)      HEREBY(2)
----------------------------------  -----------   -----------   -------------   -------------
Highbridge Capital Corporation....  $ 2,500,000   $ 2,500,000       100,571         100,571
UBS Securities LLC................      720,000       720,000        38,964          28,964
Putnam Convertible Income-Growth
  Trust...........................    4,530,000     4,530,000       182,235         182,235
Putnam Health Sciences Trust......    1,400,000     1,400,000        56,319          56,319
Putnam Balanced Retirement Fund...      275,000       275,000         8,045           8,045
Museum of Fine Arts, Boston.......      105,000       105,000         4,223           4,223
Boston College Endowment..........      245,000       245,000         9,855           9,855
Promutual.........................      540,000       540,000        21,723          21,723
Hartford Fire Insurance Company...      525,000       525,000        21,119          21,119
Employers Reinsurance
  Corporation.....................      500,000       500,000        20,114          20,114
Putnam Convertible Opportunities
  and Income Trust................      480,000       480,000        19,309          19,309
New Hampshire State Retirement
  System..........................      645,000       645,000        25,947          25,947
Boston Harbor Trust Co., N.A......      350,000       350,000        15,537          14,079
Atlantic Trust Co., N.A...........        5,000         5,000           201             201
HBK Main Street Investments L.P...    2,760,000     2,760,000       111,030         111,030
HBK Securities Ltd. c/o HBK
  Investments.....................    1,430,000     1,430,000        57,526          57,526
OCM Convertible Trust.............    1,705,000     1,705,000        68,590          68,590
OCM Convertible Limited
  Partnership.....................       80,000        80,000         3,218           3,218
Delta Air Lines Master Trust......    1,155,000     1,155,000        46,464          46,464
State Employees' Retirement Fund
  of the State of Delaware........      475,000       475,000        19,109          19,109
State of Connecticut Combined
  Investment Funds................    1,435,000     1,435,000        57,728          57,728
Goldman, Sachs & Co. .............    1,442,000     1,442,000        58,009          58,009
Walker Art Center.................      250,000       250,000        10,057          10,057
                                    -----------   -----------   -------------   -------------
SUBTOTAL..........................   49,507,000    49,507,000     2,039,820       1,988,562
Unnamed holders of Offered
  Securities or any future
  transferees, pledgees, donees or
  successors of or from any such
  unnamed holder (3)..............   36,743,000    36,743,000     1,478,116(4)    1,478,116
                                    -----------   -----------   -------------   -------------
          TOTAL...................  $86,250,000   $86,250,000     3,517,936       3,466,678(5)
                                    ============  ============  =============   =============

---------------
(1) Includes Common Shares as to which the Selling Holder has sole or shared voting or investment power and Common Shares issuable pursuant to options and/or warrants exercisable within the next 60 days. Also includes the Common Shares into which the Notes held by such Selling Holder are convertible at the initial conversion rate. The conversion rate and the number of Common Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of Common Shares issuable upon conversion of the Notes may increase or decrease from time to time.
(2) Assumes conversion into Common Shares of the full amount of Notes held by the Selling Holder at the initial conversion rate and the offering of such shares by such Selling Holder pursuant to the Registration Statement of which the Prospectus forms a part. The conversion rate and the number of Common Shares issuable upon conversion of the Notes is subject to adjustment under certain circumstances. Accordingly, the number of Common Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(3) No such holder may offer Notes or Common Shares that have been issued upon conversion of the Notes pursuant to the Registration Statement of which the Prospectus forms a part until such holder is included as a Selling Holder in a supplement to the Prospectus in accordance with the Registration Rights Agreement.
(4) Assumes that the unnamed holders of Offered Securities or any future transferees, pledgees, donees, or successors of or from any such unnamed holder do not beneficially own any Common Shares other than the Common Shares issuable upon conversion of the Notes at the initial conversion rate.
(5) Due to rounding, the total of this column may not exactly equal the aggregate number of Common Shares issuable upon conversion of the Notes at the initial conversion rate.

     None of the named Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates. Because the Selling Holders may, pursuant to the Prospectus, offer all or some portion of the Notes or the Common Shares issuable upon conversion of the Notes, no estimate can be given as to the principal amount of the Notes or the number of Common Shares issuable upon conversion of the Notes that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their holdings of Notes, in transactions exempt from the registration requirements of the Securities Act. Selling Holders that wish to transfer pursuant to the Registration Statement of which the Prospectus forms a part the Notes or Common Shares issuable upon conversion of the Notes must complete and sign a Notice of Transfer Pursuant to Registration Statement in substantially the form of Appendix A attached hereto.

     Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to the Prospectus if and when necessary. In addition, the per share conversion price, and, therefore, the number of Common Shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the number of Common Shares issuable upon conversion thereof offered hereby may increase or decrease.

                                                                      APPENDIX A

             NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Marine Midland Bank, as Trustee
North American Vaccine, Inc.
c/o Marine Midland Bank
140 Broadway, 12th Floor
New York, New York 10005
Attention: Corporate Trust Services -- North American Vaccine, Inc.

          Re: North American Vaccine, Inc. (the "Company") 6.50% Convertible
              Subordinated Notes due May 1, 2003 (the "Notes")

Dear Sirs:

     Please be advised that                                           has
transferred $          aggregate principal amount of the above-referenced Notes,
or           number of shares of the Company's Common Stock, no par value (the
"Common Shares"), issued upon conversion of the Notes, pursuant to an effective Registration Statement on Form S-3 (File No. 333-8851) filed by the Company.

     We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Notes or Common Shares is named as a "Selling Holder" in the Prospectus Supplement dated April 4, 1997 or in supplements thereto, and that the aggregate principal amount of the Notes or Common Shares transferred are (or are included in) the Notes or Common Shares listed in such Prospectus Supplement opposite such owner's name.

Dated:

                                               Very truly yours,

                                               ----------------------------------------------
                                               (Name)

                                          By:
                                               ----------------------------------------------
                                               (Authorized Signature)

================================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AGENTS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Selling Holders.......................  S-2

                 PROSPECTUS
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Risk Factors..........................    7
Use of Proceeds.......................   12
Determination of Offering Price.......   12
Description of Notes..................   13
Certain Income Tax Considerations.....   28
Description of Capital Stock..........   34
Selling Holders.......................   35
Plan of Distribution..................   36
Legal Opinions........................   37
Independent Public Accountants........   37
Enforceability of Civil Liabilities
  Against Foreign Persons.............   37

================================================================================


================================================================================
                                  $86,250,000
                                 NORTH AMERICAN
                                 VACCINE, INC.
                         6.50% CONVERTIBLE SUBORDINATED

                             NOTES DUE MAY 1, 2003
                               ------------------

                             PROSPECTUS SUPPLEMENT
                               ------------------

                              DATED APRIL 4, 1997
================================================================================